Filed Pursuant to Rule 433
Registration No. 333-146960
September 9, 2009

National Rural Utilities Cooperative Finance Corporation

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 by Moody’s Investors Service / A+ by Standard & Poor’s Ratings
Services / A by Fitch Ratings
Principal Amount:	$250,000,000
Security Type:	Collateral Trust Bonds
Legal Format:	SEC Registered
Pricing Date:	September 9, 2009
Settlement Date:	T+ 5; September 16, 2009
Maturity Date:	September 16, 2012
Coupon:	2.625%
Price to Public:	99.851% of face amount
Benchmark Treasury:	1.750% due August 15, 2012
Benchmark Treasury Price and Yield:	100-29+ / 1.427%
Spread to Benchmark Treasury:	125 basis points
Yield to Maturity:	2.677%
Interest Payment Dates:	Semi-annually on March 16 and September 16, commencing March 16, 2010
Make-Whole Call	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 20 basis points
Denominations:	$2,000 x $1,000
CUSIP:	637432LT0
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
RBS Securities Inc.
UBS Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
Senior Co-Managers:	KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.
Junior Co-Managers:	Comerica Securities, Inc.
PNC Capital Markets, LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from UBS Securities LLC by calling toll-free at 1-877-827-6444, ext. 561-3884, Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611 or RBS Securities Inc. by calling toll-free at 1-866-884-2071.